UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 13, 2016

AMBIENT WATER CORPORATION

(Exact Name of registrant as specified in its Charter)

Nevada	333-141927	20-4047619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7721 E. Trent Ave. Spokane Valley, WA	99212
(Address of principal executive offices)	(Zip Code)

(509) 474-9451

(Registrant’s telephone number, including area code)

 (Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.03

Amendments to Articles of Incorporation

On September 13, 2016, the Company filed a Certificate of Designation creating a Series B Preferred Share.   The following paragraphs set forth the preferences and limitations of the Series B Preferred Stock.

Section 1. Designation of Series.  The shares of such series shall be designated as the “Series B Preferred Stock” (the “Series B Preferred Stock”) and the number of shares initially constituting such series shall be One (1) share, par value $10.00 per share.

Section 2. Voting.  The Series B Preferred Stock will have continuing super voting rights which will always represent no less than Fifty-one (51%) percent of all the Company's voting capital stock.

Section 3.  Voting Limitation.  The Series B Preferred Stock has limited voting rights in that it may only be voted for the purpose of increasing the Company's common stock capital so as to avoid any shortfall in the Company's authorized common stock capital relating to the two presently  outstanding convertible promissory notes which contain a "Reservation of Shares" covenant.

Section 4.  Termination.   At such time as the two referenced convertible promissory notes shall be discharged, the Series B Preferred Stock will be deemed cancelled and returned to the corporate treasury.

Section 5. Miscellaneous.  The holders of the Series B Preferred Stock shall not be entitled to receive dividends paid on the Common Stock, nor any liquidation preference, nor any conversion rights.

The share of Series "B" Preferred Stock will be issued to Keith White, at par value, who will vote from time to time in favor of increasing the common stock capital for the sole purpose of avoiding a default in any of the outstanding convertible promissory notes.

Item 7.01

Regulation FD Disclosure

On September 7, 2016, the Company issued a press release concerning the introduction of its newest atmospheric water generator, the AW 800.

Item 9.01

Financial Statements and Exhibits

Exhibits Number

Description

3

Certificate of Designation, Series B Preferred Stock, September 13, 2016

99

Press Release dated September 7, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 13, 2016

Ambient Water Corporation

/s/ Jeff Stockdale

______________________________

By:  Jeff Stockdale

Title: President; Chief Operating Officer